Exhibit 4.3
Description of the Registrant’s Securities

The summary of the general terms and provisions of the registered securities of Dynatrace, Inc. (“Dynatrace,” “we,” or “our”) set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation (our “charter”) and our Third Amended and Restated By-laws (our “bylaws”), each of which is incorporated by reference as an exhibit to this Annual Report on Form 10-K filed with the Securities and Exchange Commission. We encourage you to read our charter and bylaws and the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”) for additional information.

General

Our authorized capital stock consists of 650,000,000 shares of capital stock, $0.001 par value per share, of which:

•600,000,000 shares are designated as common stock; and
•50,000,000 shares are designated as preferred stock.

Only our common stock is registered under Section 12 of the Securities Exchange Act of 1934, as amended. Our common stock is listed on the New York Stock Exchange under the symbol “DT”.

Common Stock

Dividend Rights

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, and any contractual limitations, such as those in our credit agreements, the holders of our common stock are entitled to receive dividends out of funds then legally available, if any, if our board of directors or any authorized committee thereof, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine.

Voting Rights

The holders of our common stock are entitled to one vote per share. Our common stock votes as a single class on all matters relating to the election and removal of directors on our board of directors and as provided by law. Our stockholders do not have the ability to cumulate votes for the election of directors. Except in respect of matters relating to the election of directors, or as otherwise provided in our charter or required by law, all matters to be voted on by our stockholders must be approved by a majority of the votes properly cast for and against such matter. In the case of the election of directors, director candidates must be approved by a plurality of the votes properly cast on the election of directors.

Other Rights

If we become subject to a liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights and payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Preferred Stock

No shares of our preferred stock are currently outstanding. Pursuant to our charter, our board of directors or any authorized committee thereof has the authority, without further action by the stockholders, to issue from time to time shares of preferred stock in one or more series. Our board of directors may designate the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, redemption rights, liquidation preference, sinking fund terms, and other special rights and the number of shares constituting any series or the designation of any series. The issuance of preferred stock could have the effect of restricting dividends on our common stock, diluting the voting power of our common stock, impairing the liquidation rights of our common stock, or delaying, deterring or preventing a change in control. Such issuance could have the effect of decreasing the market price of our common stock. Any preferred stock so issued may rank senior to our common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up, or both. We currently have no plans to issue any shares of preferred stock.

Anti-Takeover Provisions in Our Charter and Bylaws

Certain provisions of our charter and bylaws may have the effect of delaying, deferring or discouraging another person from attempting to acquire control of us. These provisions, which are summarized below, may discourage takeovers, coercive or otherwise. These provisions are also geared, in part, towards encouraging persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Board Size; Board of Directors Vacancies; Directors Removed Only for Cause. Our charter and bylaws provide that, subject to the rights, if any, of the holders of any series of preferred stock outstanding at the time, the size of our board of directors shall be fixed exclusively by the affirmative vote of the majority of directors then in office, and vacant seats can be filled only by the majority of our directors then in office.

Under our charter, the Thoma Bravo Funds (as defined in our charter) have certain director nomination rights if they and their affiliates beneficially own at least 5% of our outstanding common stock. As of May 20, 2024, the Thoma Bravo Funds and their affiliates beneficially owned less than 5% of our common stock. If the Thoma Bravo Funds and their affiliates were to beneficially own at least 5% (but less than 10%) of our outstanding common stock, Thoma Bravo Fund XI, L.P. ("TB Fund XI") would have the right to nominate one director. If the Thoma Bravo Funds and their affiliates' beneficial ownership were to increase to (i) 10% (but less than 20%) of our outstanding common stock, TB Fund XI would have the right to nominate a number of directors equal to the lowest whole number that is greater than 20% of the total number of directors (but in no event fewer than one director); or (ii) 20% (but less than 30%) of our outstanding common stock, TB Fund XI would have the right to nominate a number of directors equal to the lowest whole number that is greater than 30% of the total number of directors (but in no event fewer than two directors).

In addition, subject to the rights, if any, of the holders of any series of preferred stock outstanding at the time, directors may only be removed for cause (as defined in our charter) and only upon the affirmative vote of the holders of 66 2/3% or more of our outstanding shares of capital stock then entitled to vote at a meeting of our stockholders called for that purpose. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our company. These provisions would prevent a stockholder from increasing the size of our board of directors and then gaining control of our board of directors by filling the resulting vacancies with its own nominees. This will make it more difficult to change the composition of our board of directors and will promote continuity of management.

Classified Board. Our charter and bylaws provide that our board of directors is classified into three classes of directors, with each class serving three-year staggered terms. A third party may be discouraged from making a tender offer or otherwise attempting to obtain control of us as it is more difficult and time-consuming for stockholders to replace a majority of the directors on a classified board of directors.

Stockholder Action; Special Meeting of Stockholders. Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless our charter provides otherwise. Our charter provides that our stockholders may not take action by written consent but may only take action at annual or special meetings of our stockholders. As a result, a holder controlling a majority of our capital stock would not be able to amend our bylaws or remove directors without holding a meeting of our stockholders called in accordance with our bylaws. Our charter provides that special meetings of the stockholders, subject to the rights, if any, of the holders of any series of preferred stock outstanding at the time, may be called only upon a resolution approved by a majority of the total number of directors then in office. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our bylaws specify certain requirements regarding the form and content of a stockholder’s notice. Our bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. Our bylaws also provide that nominations of persons for election to our board of directors and stockholder proposals of other business shall not be brought before a special meeting of stockholders unless such special meeting is in lieu of an annual meeting of stockholders in accordance with the terms of the bylaws. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company. Our advance notice bylaw provisions do not apply to nominations of candidates for elections as directors by TB Fund XI. Our bylaws also provide the number of nominees a stockholder may nominate may not exceed the number of directors to be elected at the annual meeting and that any stockholder directly or indirectly soliciting proxies from other stockholders must use a proxy card color other than white.

No Cumulative Voting. The DGCL provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s charter provides otherwise. Our charter does not provide for cumulative voting.

Amendment of Charter Provisions and Bylaws. Our charter may be amended or repealed by the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment or repeal, and the affirmative vote of the majority of the outstanding shares of each class entitled to vote thereon as a class, at a duly constituted meeting of stockholders called expressly for such purpose; provided, however, that, the affirmative vote of not less than 66 2/3% of the outstanding shares of capital stock entitled to vote on such amendment or repeal, and the affirmative vote of not less than 66 2/3% of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of Article V (Stockholder Action), Article VI (Directors), Article VII (Limitation of Liability), Article VIII, Article X (Amendment of By-Laws) or Article XI (Amendment of Certificate of Incorporation) of the charter. Our charter provides that our bylaws may be amended or repealed (i) by the board of directors by the affirmative vote of a majority of the directors then in office; and (ii) at any annual meeting of stockholders, or special meeting of stockholders called for such purpose, by the affirmative vote of at least 75% of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting as a single class; provided, however, that if the board of directors recommends that stockholders approve the amendment or repeal at the meeting, such amendment or repeal will only require the affirmative vote of a majority of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class.

Our charter also provides that the provision of our charter that deals with corporate opportunity may only be amended, altered or repealed by a vote of 80% of the outstanding common stock of the Company. See “-Corporate Opportunity.”

Issuance of Undesignated Preferred Stock. Our board of directors has the authority, without further action by our stockholders, to designate and issue shares of preferred stock with rights and preferences, including super voting, special approval, dividend or other rights or preferences on a discriminatory basis. The existence of authorized but unissued shares of undesignated preferred stock would enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or other means.

Business Combinations with Interested Stockholders. We have elected in our charter not to be subject to Section 203 of the DGCL, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with an interested stockholder (i.e., a person or group owning 15% or more of the corporation’s voting capital stock) for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Accordingly, we are not subject to any anti-takeover effects of Section 203 of the DGCL. However, our charter contains provisions that have the same effect as Section 203, except that they provide that sales of common stock to or by the Thoma Bravo Group will be deemed to have been approved by our board of directors, and thereby not subject to the restrictions set forth in our charter that have the same effect as Section 203 of the DGCL. Our charter provides, subject to certain exceptions, we won’t engage in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless:

•before the stockholder became interested, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances, but not the outstanding voting stock owned by the interested stockholder; or
•at or after the time the stockholder became interested, the business combination was approved by our board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Our charter defines a “business combination” to include:

•any merger or consolidation involving the corporation and the interested stockholder;
•any sale, lease, exchange, mortgage, pledge, transfer or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;
•subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
•subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; and
•the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges, or other financial benefits provided by or through the corporation.
In general, the charter defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation, an affiliate or associate of the Company that was a 15% or more owner of the outstanding voting stock of the corporation at any time in the three year period prior to the date on which it is sought to be determined whether such person is an interested stockholder or any entity or person affiliated with or controlling or controlled by the entity or person. An interested stockholder excludes (i) the Thoma Bravo Group or its affiliated companies or any person acting with such entities as a group or in concert; (ii) any person who would otherwise be an interested stockholder in connection with or because of a transfer or other disposition of 5% or more of the outstanding voting stock of the corporation by the Thoma Bravo Group or any of its affiliates or associates if such person was not an interested stockholder prior to the same; or (iii) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of action taken solely by us (but such person would be an interested stockholder thereafter if the person acquires additional shares of voting stock).

Corporate Opportunity. Kenneth "Chip" Virnig, Partner at Thoma Bravo, currently serves on our board of directors. The Thoma Bravo Group may beneficially hold equity interests in entities that directly or indirectly compete with us, and companies in which it currently invests may begin competing with us. As a result of these relationships, when conflicts between the interests of the Thoma Bravo Group, on the one hand, and of other stockholders, on the other hand, arise, a director who is a representative of the Thoma Bravo Group may not be disinterested. Under the terms of our charter, to the fullest extent permitted by applicable law, neither the Thoma Bravo Group nor any of its respective affiliated persons have any fiduciary duty to refrain from engaging, directly or indirectly, in the same or similar business activities or lines of business as we do and persons affiliated with the Thoma Bravo Group will not be liable for breach of any fiduciary or other duty (whether contractual or otherwise) solely by reason of any such activities of the Thoma Bravo Group or affiliated persons. Transactions that we enter into in which a director or officer has a conflict of interest are generally permissible so long as (i) the material facts relating to the director’s or officer’s relationship or interest as to the transaction are disclosed to our board of directors and a majority of our disinterested directors approved the transactions; (ii) the material facts relating to the director’s or officer’s relationship or interest are disclosed to our stockholders and a majority of our disinterested stockholders approve the transaction; or (iii) the transaction is otherwise fair to us.

Our charter provides that no officer or director of our company who is also a principal, officer, director, member, manager, partner, employee and/or independent contractor of the Thoma Bravo Group will be liable to us or our stockholders for breach of any fiduciary duty or other duty (whether contractual or otherwise) by reason of the fact that any such individual pursues or acquires a corporate opportunity for its own account or the account of an affiliate, as applicable, instead of us, directs a corporate opportunity to the Thoma Bravo Group instead of us or does not communicate information regarding a corporate opportunity to us. Our charter also provides that any principal, officer, director, member, manager, partner, employee and/or independent contractor of the Thoma Bravo Group or any entity that controls, is controlled by or under common control with the Thoma Bravo Group or any investment funds advised by the Thoma Bravo Group will not be required to offer any transaction opportunity of which they become aware to us and could take any such opportunity for themselves or offer it to other companies in which they have an investment.

This provision may not be modified without the affirmative vote of the holders of at least 80% of the voting power of all of our outstanding shares of common stock.

Exclusive Forum Provision

Our bylaws provide that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum (i) for any derivative action or proceeding brought on behalf of the Company; (ii) any action asserting a claim of, or a claim based on, a breach of a fiduciary duty owed by any current or former director, officer or other employee or stockholder of the Company to the Company or the Company’s stockholders; (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law (“DGCL”) or the charter or bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; or (iv) any action asserting a claim governed by the internal affairs doctrine. The exclusive forum provision does not apply to actions arising under the Securities Exchange Act of 1934, as amended (“1934 Act”), or the Securities Act of 1933, as amended (“1933 Act”), or to any claim for which the federal courts have exclusive jurisdiction. The charter provides that unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States will be the sole and exclusive forum for resolving any complaint asserting a cause of action under the 1934 Act or the 1933 Act or the respective rules and regulations thereunder.